Exhibit 10.13

AMENDMENT TO LICENSE AGREEMENT
BETWEEN MEDIMMUNE LIMITED AND PHASEBIO PHARMACEUTICALS, INC.
This Amendment to License Agreement (“Amendment”) is made and entered into as of January 9, 2020 (the “Amendment Date”), by and between MedImmune Limited, a limited liability company formed under the laws of the United Kingdom (“MedImmune”), and PhaseBio Pharmaceuticals, Inc., a corporation formed under the laws of the State of Delaware (“Licensee”). SFJ (as defined below) shall be deemed to be a party to this Amendment for the purposes of paragraphs 3(a) and 6 hereof.
Recitals
WHEREAS, MedImmune and Licensee are parties to that certain License Agreement dated November 21, 2017 (the “License Agreement”), pursuant to which MedImmune granted to Licensee a license under certain intellectual property rights owned or controlled by MedImmune to develop and commercialize Licensed Products in the Field in the Territory in accordance with the terms and conditions set forth in the License Agreement;
WHEREAS, Licensee and SFJ Pharmaceuticals X, Ltd., an SFJ Pharmaceuticals® company and corporation organized and existing under the laws of the Cayman Islands (“SFJ”), propose to enter into a Co-Development Agreement in substantially the form provided by Licensee to MedImmune on December 12, 2019 (the “Co-Development Agreement”), pursuant to which, among other things, SFJ would provide operational support to Licensee for the conduct of clinical trials of Licensed Products in Europe, would conduct clinical trials of Licensed Products in China, Japan and Hong Kong, and would provide global financing to Licensee for the continued development of Licensed Products; and
WHEREAS, as a condition to entering into the Co-Development Agreement, SFJ requires certain assurances from MedImmune regarding the License Agreement, including, among other things:

(i)	MedImmune’s consent to Licensee’s assignment of the License Agreement to SFJ under certain circumstances specified in the Co-Development Agreement; and

(ii)	MedImmune’s agreement to certain amendments to the License Agreement;
in each case, on the terms and subject to the conditions set forth in this Amendment.
NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:
1.Defined Terms. Capitalized terms used but not otherwise defined in this Amendment have the meanings ascribed to such terms in the License Agreement.

2.    Ownership of Trial Data Package. Notwithstanding the provisions of Sections 5.1.6(a)(ii) and 5.1.6(b) of the License Agreement, MedImmune hereby consents to SFJ’s ownership of the “Trial Data Package” (as such term is defined in the Co‑Development Agreement) during the applicable period specified in Section 11.1.1.4 of the Co‑Development Agreement, subject to SFJ’s acknowledgment and agreement (as evidenced by its signature of this Amendment).
3.    Consent to Assignment of License Agreement to SFJ.
(a)    MedImmune hereby consents, pursuant to Section 10.3 of the License Agreement, to the assignment by Licensee to SFJ of the License Agreement and all of Licensee’s rights and obligations thereunder under the circumstances set forth in, and subject to the terms and conditions of, Section 3.20 of the Co‑Development Agreement and in the form of Program Transfer Agreement attached to the Co‑Development Agreement as Exhibit O (the “Form of Program Transfer Agreement”).
(b)    Notwithstanding the provisions of Sections 9.2.1(a), 9.2.1(b) and 9.2.2 of the License Agreement, if MedImmune becomes, or believes in good faith that it is, entitled to terminate the License Agreement pursuant to Section 9.2.1(a), 9.2.1(b) or Section 9.2.2 thereof, MedImmune shall, prior to delivering any notice of termination of the License Agreement to Licensee, deliver written notice of such entitlement to SFJ (with a copy to Licensee), specifying the applicable Section of the License Agreement under which MedImmune is, or believes it is, entitled to terminate the License Agreement (a “Termination Entitlement Notice”). In such event, SFJ shall have the right, exercisable by written notice to MedImmune and Licensee within thirty (30) days after delivery of such Termination Entitlement Notice, to cause the “Program Transfer” (as such term is defined in the Form of Program Transfer Agreement) to become immediately effective, and upon delivery of such notice to MedImmune, MedImmune shall not have the right to so terminate the License Agreement and MedImmune shall be deemed to have consented to the assignment by Licensee to SFJ of the License Agreement and all of Licensee’s rights and obligations thereunder as part of such Program Transfer, provided that:
(i)    in the case of MedImmune’s entitlement, or claimed entitlement, to terminate the License Agreement pursuant to Section 9.2.1(a) thereof, SFJ cures the applicable material breach of the License Agreement by Licensee within ninety (90) days (or thirty (30) days in the case of a payment default) after delivery of such Termination Entitlement Notice, subject to Section 9.2.1(c) of the License Agreement;
(ii)    in the case of MedImmune’s entitlement, or claimed entitlement, to terminate the License Agreement pursuant to Section 9.2.1(b) thereof, SFJ and MedImmune shall meet within thirty (30) days after delivery of such Termination Entitlement Notice, and the provisions of Section 9.2.1(b) shall apply, mutatis mutandis (with SFJ having the right to cure the breach specified in the Section 9.2.1(b) Termination Notice during the Section 9.2.1(b) Notice Period, mutatis mutandis), subject to Section 9.2.1(c) of the License Agreement; and
(iii)    in the case of MedImmune’s entitlement, or claimed entitlement, to terminate the License Agreement pursuant to Section 9.2.2 thereof, such assignment to SFJ shall not become effective if MedImmune would have been entitled to terminate the License Agreement pursuant to

Section 9.2.2 thereof had SFJ, rather than Licensee, been a Party to the License Agreement as of the date of the Termination Entitlement Notice.
(c)    In the event of assignment of the License Agreement to SFJ in accordance with paragraph 3(a) or 3(b) of this Amendment, Section 10.3.1(a) of the License Agreement shall not apply to any information, materials and intellectual property rights owned by SFJ or its Affiliates that arose out of the development, manufacture or commercialization of Licensed Compounds or Licensed Products by or on behalf of SFJ or its Affiliates pursuant to the Co‑Development Agreement prior to such assignment.
4.    Affiliate. MedImmune acknowledges that SFJ is supported by Blackstone Life Sciences, a division of private-equity and financial-services firm The Blackstone Group Inc. (“Blackstone”). MedImmune hereby agrees that, notwithstanding Blackstone Life Sciences’ support of SFJ, neither Blackstone nor any of its divisions, including Blackstone Life Sciences, shall be considered an Affiliate of SFJ for purposes of:
(a)    the Co‑Development Agreement, including Section 3.19 of the Co-Development Agreement; or
(b)    in the event that the License Agreement and Licensee’s rights and obligations thereunder are assigned to SFJ in accordance with paragraph 3(a) or paragraph 3(b) of this Amendment, the License Agreement, including Section 2.5.2 of the License Agreement.
5.    Notice. Any notice permitted or required under this Amendment shall be made in accordance with Section 10.9 of the License Agreement, for which purpose notices to SFJ shall be addressed as follows:
SFJ Pharmaceuticals X, Ltd
SIX, 2nd Floor, Cricket Square
PO Box 2681
Grand Cayman, KY1-1111
Cayman Islands
Attention: Robert DeBenedetto
with a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA 94304-1018
United States
Attention: Michael O’Donnell
6.    Intended Third Party Beneficiary. The Parties agree that SFJ (including, for purposes of this Amendment, SFJ’s permitted successor to or assignee of the Co‑Development Agreement) is an intended third party beneficiary of this Amendment, and this Amendment may not be modified, amended, waived or terminated without the consent of SFJ in its sole discretion.

7.    Effectiveness of Amendment. In the event that Licensee and SFJ have not entered into the Co‑Development Agreement by January 31, 2020, this Amendment shall be deemed null and void ab initio. In the event that Licensee and SFJ have entered into the Co‑Development Agreement by January 31, 2020, then, at such time as Licensee has fulfilled all payment obligations to SFJ under the Co‑Development Agreement, and provided the License Agreement was not previously assigned to SFJ, this Amendment shall terminate and be of no further force or effect. Licensee agrees to provide MedImmune with prompt written notice of the fulfillment of all payment obligations of Licensee to SFJ under the Co‑Development Agreement if the License Agreement has not been assigned to SFJ prior to such time.
8.    Effectiveness of License Agreement. Except as expressly amended by this Amendment, the License Agreement shall remain in full force and effect in accordance with its terms.
9.    Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may be executed by facsimile, PDF format via email, or other electronically transmitted signatures and such signatures shall be deemed to bind each Party as if they were original signatures.
[SIGNATURE PAGE FOLLOWS.]

THIS AMENDMENT IS EXECUTED by the authorized representatives of the Parties as of the Amendment Date.

MEDIMMUNE LIMITED	PHASEBIO PHARMACEUTICALS, INC.
By: /s/ Greg Mueller Name: Greg Mueller Title: Authorized Signatory	By: /s/ Jonathan Mow Name: Jonathan Mow Title: CEO

Acknowledged and agreed:

SFJ PHARMACEUTICALS X, LTD.
By: /s/ Robert DeBenedetto Robert DeBenedetto Director

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